Exhibit 99

FOR IMMEDIATE RELEASE                                                                                Contact: Paul Knopick

                                                                                                                                        888-795-6336

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ITRONICS REPORTS 34 PERCENT INCREASE IN FIRST NINE MONTHS REVENUES; 103 PERCENT INCREASE IN GOLD'n GRO FERTILIZER SALES

RENO, Nevada, November 16, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that first nine months revenue totaled $1,322,744, a 34 percent increase compared to the first nine months of 2003. Photochemical Recycling revenues in the first nine months increased 66 percent, driven by a GOLD'n GRO fertilizer revenue increase of 103 percent. The Company had a consolidated net loss of $2,283,245 for the nine months ended September 30, 2004, a larger loss than in 2003. This is primarily due to a swing from profit to loss in the Company’s Mining Technical Services segment, and an increase in sales and marketing expenses due to significant expansion in the Photochemical Recycling segment.

"We are very pleased to report the increased sales of the Company's GOLD’n GRO liquid fertilizer, up 195 percent compared to the prior year third quarter and 103 percent for the first nine months," said Dr. John Whitney, Itronics President. "The Company's GOLD'n GRO liquid fertilizer geographic expansion into three states in the northwest and seven states in the northeastern U.S. is going well and is expected to begin contributing to GOLD'n GRO sales increases in 2005."

The Company's Form 10-QSB which was filed on November 15 presents an eight part, long term growth strategy for Itronics Metallurgical, Inc., the Company’s wholly-owned Photochemical Recycling subsidiary, and a two part long term growth plan for Whitney & Whitney, Inc., Itronics’ wholly-owned mining technical services subsidiary. A new "e-commerce" plan being implemented by Whitney & Whitney, Inc. is described for the first time as one component of this business plan.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants and GOLD'n GRO liquid fertilizer injectors are available at the Company's "e-store" catalog at http://goldngro.com . The Silver Nevada Miner bars, a popular souvenir of Nevada's mining history, are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" technology company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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Itronics Reports 34 Percent Increase in Revenue Continued page 2

	ITRONICS INC.
	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2004	2003	2004	2003
Revenue	$289,734	$308,192	$1,322,744	$986,623
Gross Profit(Loss)	$(52,787)	$(57,674)	$(48,948)	$(76,739)
Operating Income(Loss)	$(617,605)	$(625,083)	$(1,817,014)	$(1,623,247)
Net Income(Loss)	$(769,956)	$(671,638)	$(2,283,245)	$(1,979,171)
Net Income(Loss) Per Share	$(0.005)	$(0.006)	$(0.017)	$(0.020)

Average Weighted Outstanding Shares	144,755,000	107,481,000	136,715,000	98,960,000

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)